SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2003

WWBROADCAST.NET INC.
 (Exact name of Registrant as specified in its charter)

WYOMING	333-41516	98-0226032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

SUITE 1600, 777 DUNSMUIR STREET
PO BOX 10425 PACIFIC CENTRE
VANCOUVER, BRITISH COLUMBIA CANADA V7Y 1K4
(Address of principal executive offices) (Zip code)

(604) 687-9931
(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

Vancouver, B.C. - wwbroadcast.net Inc. is pleased to announce the appointment of Carl Hering, Phd Geology, to its Board of Directors.

Dr. Hering is a geologist with over 25 years of diversified technical and managerial experience in mineral exploration and corporate development. He was instrumental in two major discoveries in Latin America, each with over 3 million ounces of gold. He has experience in all aspects of exploration from generative to advanced projects, negotiations, acquisition evaluation, mine and corporate valuation, management, strategic planning and new program design and implementation.

From 1997 to 1999 Dr. Hering served as Vice-President Corporate Development for a Vancouver based mid-tier gold producer. His focus was on international acquisitions and business development, directed at the enhancement of shareholder value. Prior to this role, Dr. Hering worked in senior exploration positions for both Placer Dome Inc. and Noranda Exploration. He worked for Noranda Exploration from 1978 to 1988, primarily in the US. From 1989 to 1996 he worked for Placer Dome in the U.S., Latin America, Asia, Australia and later coordinated technical evaluations for major acquisition opportunities worldwide for Placer Dome Inc., Corporate Development.

Most recently, Dr. Hering has worked for numerous clients as an independent consultant evaluating advanced exploration opportunities, operating mines, including technical evaluations for a major Corporate Finance Group. We look forward to Dr. Hering's contribution to wwbroadcast.net.

Dr. Hering's work experience during the past five years is as follows:

Period	Position	Company
Nov. 1999 - Present	Director	Brett Resources Inc.
Oct. 1999 - Present	Independent Consultant	Dayton Mining Corp.
Oliver Gold Corp.
Kinross Gold Corp.
Macquair N.A.
Jan. 1997 - Aug. 1999	Vice-President Corporate Acquisition	Bema Gold Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WWBROADCAST.NET INC.
(Registrant)

Date: January 22, 2003	/s/ David De Witt
David De Witt
President and Director